EXHIBIT 8.1

List of Subsidiaries of Shinhan Financial Group Co., Ltd.

Shinhan Bank Co., Ltd

Shinhan Card Co., Ltd

Shinhan Investment Corp.

Shinhan Life Insurance Co., Ltd.

Shinhan Capital Co., Ltd.

Jeju Bank

Shinhan BNP Paribas Asset Management Co., Ltd.

Shinhan Credit Information Co., Ltd.

Shinhan Data System

Shinhan Private Equity Investment Management

Shinhan Savings Bank

SHC Management Co., Ltd.

Shinhan AITAS Co., Ltd.

Shinhan Asia Ltd., Hong Kong (incorporated in Hong Kong)

Shinhan Bank America (incorporated in United States)

Shinhan Bank Canada (incorporated in Canada)

Shinhan Bank China Limited (incorporated in People’s Republic China)

Shinhan Bank Europe GmbH (incorporated in Germany)

Shinhan Bank Japan (incorporated in Japan)

Shinhan Bank Vietnam Ltd. (incorporated in Vietnam)

Shinhan Bank Kazakhstan (incorporated in Kazakhstan)

Shinhan Khmer Bank (incorporated in Cambodia)

Shinhan Investment Corp. Asia Ltd (incorporated in Hong Kong)

Shinhan Investment Corp. Europe Ltd. (incorporated in United Kingdom)

Shinhan Investment Corp. USA (incorporated in United States)

Shinhan NPS Private Equity Fund

Shinhan Private Equity Fund 2nd

Shinhan Maritime Private Equity Fund 1st

KOFC Shinhan Frontier Champ 2010-4 PEF Investment Corp.

Shinhan Stonebridge Petro Private Equity Fund

Shinhan BNP Paribas Asset Management (Hong Kong) Limited (incorporate in Hong Kong)

Other than as otherwise noted herein, all of our subsidiaries are incorporated in Korea.